Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

PRESS RELEASE

PRESS RELEASE

February 9, 2005

Avnet, Inc. Announces Sale of Secondary Shares
By Permira Shareholders

Phoenix, Arizona — Avnet, Inc. (“Avnet”) (NYSE:AVT) today announced the sale of 15,700,000 shares of its common stock by the Permira shareholders at a price to the public of $24 per share. The offering is expected to close on Tuesday, February 14, 2006.

All 15,700,000 shares of common stock are being sold by the Permira shareholders who acquired the shares in connection with Avnet’s acquisition of Memec. Permira has granted the underwriters the option to purchase up to an aggregate of 2,257,367 additional shares. As was disclosed in an earlier press release by Avnet, dated January 25, 2006, Avnet will not receive any proceeds from this sale of common stock.

The offering was made through an underwriting syndicate led by Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as joint bookrunners and joint lead managers. Raymond James and Thomas Weisel Partners acted as co-managers.

Copies of the prospectus relating to this offering may be obtained from (1) Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department (telephone: (212) 902-1000), (2) Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, Attentiion: Prospectus Department (telephone (212) 325-2580) or by faxing requests to (212) 325-8057, and (3) Banc of America Securities LLC, 100 West Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department or by email to dg.prospectus_distribution@bofasecurities.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Avnet

Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies.

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com